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EXHIBIT 4.1

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made effective as of April 1, 2003 (the "Effective Date") between SVI Solutions, Inc., a Delaware corporation (the "Seller"), and Arthur S. Klitofsky (the "Purchaser"). The parties agree as follows:

         1.       RECITALS.

                  1.1 Seller owns 100 shares of the common stock of SVI Training Products, Inc., a California corporation (the "Company"), representing all of the outstanding capital stock of the Company (the "Shares").

                  1.2 Purchaser, who is an "accredited investor" under Rule 501 of the Securities Act of 1933, desires to acquire the Shares from the Seller, and Seller is desires to sell the Shares to Purchaser.

         2.       CONSIDERATION.

                  2.1 PURCHASE AND SALE. SELLER AGREES TO SELL TO PURCHASER, AND PURCHASER AGREES TO PURCHASE FROM SELLER, THE SHARES UPON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT.

                  2.2 PURCHASE PRICE . The purchase price payable by Purchaser for the Shares (the "Purchase Price") is (a) $180,000 (the "Initial Payment), plus (b) twenty percent (20%) of the Revenues (as defined below) that exceed $1,400,000 for each of the two Years immediately following the Effective Date (the "Contingent Payment(s)"). For purposes of computing the Contingent Payment
(i) "Revenues" means the total gross revenues after discounts of the Company during a Year, as determined under generally accepted accounting principles, and
(ii) "Year" means the twelve month period ending March 31 for the applicable year.

                  2.3 PAYMENT. The Purchase Price shall be payable as follows:

                           2.3.1 Purchaser shall deliver to Seller a promissory
note in the form attached as EXHIBIT A for the amount of the Initial Payment (the "Promissory Note").

                           2.3.2 The Contingent Payment pertaining to the year
ended March 31, 2004 (the "2004 Contingent Payment") shall be made in eight amortized quarterly installments payments of principal and interest (interest to be charged from the 5th quarter only), commencing on July 1, 2004, and on each subsequent October 1, January 1, April 1 and July 1 until the balance of the 2004 Contingent Payment is paid in full. The unpaid balance of the Contingent Payment shall bear interest at the fixed rate of five percent (5.00%) simple interest per annum. Notwithstanding the first sentence of this Section 2.3.2, if the 2004 Contingent Payment is less than $10,000, that full amount shall instead be payable in cash by April 30, 2005

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                           2.3.3 The Contingent Payment pertaining to the year
ended March 31, 2005 (the "2005 Contingent Payment") shall be made in eight amortized quarterly installments payments of principal and interest (interest to be charged from the 5th quarter only), commencing on July 1, 2005, and on each subsequent October 1, January 1, April 1 and July 1 until the balance of the 2005 Contingent Payment is paid in full. The unpaid balance of the Contingent Payment shall bear interest at the fixed rate of five percent (5.00%) simple interest per annum. Notwithstanding the first sentence of this Section 2.3.3, if the 2005 Contingent Payment pertaining is less than $10,000, that full amount shall instead be payable in cash by April 30, 2005.

         3.       CLOSING AND CLOSING DATE.

                  3.1 THE CLOSING. The closing for the transaction (the "Closing") shall take place at the offices of Solomon Ward Seidenwurm & Smith, LLP, 401 B Street, Suite 1200, San Diego, CA 92101 at 10:00 a.m. on April 30, 2003, (the "Closing Date") or such other date and time agreed to by the parties. At the Closing, each party shall deliver to the other all consideration and documentation required to be delivered by the terms of this Agreement.

                  3.2 SELLER'S DELIVERIES. On or before the Closing Date (or such earlier date as may be required by this Agreement) Seller shall deliver or cause to be delivered to Purchaser the following items:

                           3.2.1 the stock certificate(s) representing the
Shares duly endorsed to Purchaser, or an assignment separate from certificate therefor; and

                           3.2.2 the minute book and stock ledger of the
Company, together with such other documents or instruments as may be reasonably requested by Purchaser to consummate the transaction provided for herein.

                  3.3 PURCHASER'S DELIVERIES. On or before the Closing, Purchaser shall deliver or cause to be delivered to Seller the following items:

                           3.3.1 the Promissory Note for the Initial Payment,
originally executed by Purchaser;

                           3.3.2 the Pledge Agreement (as defined below),
originally executed by Purchaser; and

                           3.3.3 such other documents or instruments as may be
reasonably requested by Seller to consummate the transaction provided for herein.

         4. SECURITY INTEREST. IN ORDER TO SECURE PURCHASER'S FULL AND PUNCTUAL PAYMENT OBLIGATIONS UNDER THIS AGREEMENT AND THE PROMISSORY NOTE(S), PURCHASER HEREBY GRANTS TO SELLER A CONTINUING SECURITY INTEREST IN AND TO ALL OF THE

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SHARES AND ANY PROCEEDS THEREOF (AS SUCH TERM IS DEFINED IN THE CALIFORNIA
UNIFORM COMMERCIAL CODE THEREOF (COLLECTIVELY, "COLLATERAL"). UNTIL PURCHASER'S OBLIGATIONS UNDER THIS AGREEMENT ARE SATISFIED IN FULL, THE SHARES SHALL BE PLEDGED AS SECURITY FOR THESE OBLIGATIONS AND HELD BY A PLEDGE HOLDER DESIGNATED BY SELLER PURSUANT TO A PLEDGE AGREEMENT IN THE FORM ATTACHED AS EXHIBIT A (THE "PLEDGE AGREEMENT"). PURCHASER ALSO HEREBY APPOINTS SELLER AS PURCHASER'S ATTORNEY-IN-FACT TO EXECUTE ON BEHALF OF AND IN PURCHASER'S NAME ANY AND ALL DOCUMENTS (INCLUDING BUT NOT LIMITED TO, UNIFORM COMMERCIAL CODE FINANCING STATEMENTS), WHICH SELLER IN ITS SOLE DISCRETION DEEMS NECESSARY FOR THE COMPLETION, CONFIRMATION, PROTECTION, OR PERFECTION OF ITS SECURITY INTEREST IN THE COLLATERAL.

         5. AUDIT RIGHTS. Purchaser shall maintain accurate and complete books and records relating to the Revenues. At any time the Purchase Price or any Promissory Note is unpaid, and for the one year period following Purchaser's full payment of the Purchase Price and the Promissory Note(s), Seller shall have full and complete access to the books and records of Purchaser, to verify the accuracy of, and the information provided to Seller with respect to Revenues. Within 48 hours after receiving notice from Seller, Purchaser shall provide Seller complete access to such books and records. In the event of a discrepancy between the results of the audit and the information provided by Purchaser, and if such discrepancy exceeds five percent (5%), Purchaser shall pay the cost of the audit.

         6. REPRESENTATION AND WARRANTIES. Purchaser represents and warrants to Seller the following:

                  6.1 Purchaser is as an "Accredited Investor," as such term is defined in Rule 501(a) of Regulation D under the Act.

                  6.2 Purchaser has served as President of the Company since 1991 and on the board of directors of Seller since 1994. Purchaser he has had a complete access to the information of the Company, including, without limitation, financial statements, books and records, minutes of shareholder and board meetings, agreements, trade secrets, and proprietary information. Purchaser also has had a reasonable opportunity to ask questions of and receive answers from Seller, or persons acting on Seller's behalf, concerning the Company and the Shares, and all such questions have been answered to the full satisfaction of Purchaser.

                  6.3 Purchaser has a pre-existing personal or business relationship with one or more of the officers or directors of the Company and the Seller, and he has the means and experience in evaluating investment opportunities of this nature by reason of his business or financial experience or the business or financial experience of his professional advisors who are unaffiliated with the Company.

                  6.4 Purchaser understands that the Shares have not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein.

         7. "AS IS". Purchaser acknowledges that no oral representations have been made to Purchaser of any kind, nor has any oral information been furnished to Purchaser or his advisors in connection with the Company and the Shares. Accordingly, Purchaser is acquiring the shares "as is."

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         8. CONDITIONS TO OBLIGATIONS OF PURCHASER.

         All obligations of Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                  8.1 OBLIGATIONS PERFORMED BY SELLER. Seller shall have delivered the Shares and shall have performed all material obligations required to be performed by it hereunder on or prior to the Closing Date.

                  8.2 FURTHER ACTS. Seller shall have executed and delivered such other documents and taken such additional actions as Purchaser shall reasonably request in order to effectuate the transactions contemplated hereby.

         9. CONDITIONS TO OBLIGATIONS OF SELLER.

         All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                  9.1 OBLIGATIONS PERFORMED BY PURCHASER. Purchaser shall have delivered the executed Promissory Note and Pledge Agreement and performed all material obligations required to be performed by it hereunder as of the Closing Date.

                  9.2 CONSENTS/APPROVALS. Seller shall have received any and all consents and approvals that may be required of it in order to consummate the transactions contemplated by this Agreement.

                  9.3 FURTHER ACTS. Purchasers shall have executed and delivered such other documents and taken such additional actions as Sellers shall reasonably request in order to effectuate the transactions contemplated hereby.

         10. INDEMNIFICATION.

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                  10.1 SELLER'S INDEMNIFICATION. Seller shall indemnify the
Purchaser and Purchaser's officers, directors, employees, agents and affiliates against all claims, costs, expenses and attorney's fees incurred in the defense of any Purchaser Claims (as defined below) or any action or proceeding brought on any of such Purchaser Claims, to the extent not covered by any applicable insurance or to the extent of any liability in excess of the policy limits of such insurance, arising from or relating to any material breach or default in the performance of any obligation to be performed by Seller under this Agreement or any breach of any warranty and representation by Seller (collectively, "Purchaser Claims"), except to the extent caused by Purchaser's negligent act, willful misconduct or breach under this Agreement. If any action or proceeding is brought against Seller by reason of any such Purchaser Claims, Seller upon notice from the Purchaser shall defend such action or proceeding at the Seller's sole cost by legal counsel reasonably satisfactory to the Purchaser. Nothing in this Paragraph creates any rights to which any insurance company may be subrogated and no person who is not a party to this Agreement may enforce, directly or indirectly, this Paragraph.

                  10.2 PURCHASER'S INDEMNIFICATION. Purchaser shall indemnify the Seller and its officers, directors, employees, agents and affiliates against all claims, costs, expenses and attorney's fees incurred in the defense of any Seller Claims (as defined below) or any action or proceeding brought on any of such Seller Claims, to the extent not covered by any applicable insurance or to the extent of any liability in excess of the policy limits of such insurance, arising from or relating to (a) any material breach or default in the performance of any obligation to be performed by Purchaser under this Agreement or any breach of any warranty and representation by Purchaser and/or (b) the Company (collectively, "Seller Claims"), except to the extent caused by Seller's negligent act, willful misconduct or breach under this Agreement. If any action or proceeding is brought against Purchaser by reason of any such Seller Claims, Purchaser upon notice from the Seller shall defend such action or proceeding at the Purchaser's sole cost by legal counsel reasonably satisfactory to the Seller. Nothing in this Paragraph creates any rights to which any insurance company may be subrogated and no person who is not a party to this Agreement may enforce, directly or indirectly, this Paragraph.

         11. MISCELLANEOUS PROVISIONS.

                  11.1 GOVERNING LAW. This Agreement is governed by and construed in accordance with the laws of the State of California, irrespective of California's choice-of-law principles. Venue for all purposes shall lie with the state and federal courts located in San Diego County, California.

                  11.2 MODIFICATION. This Agreement may be modified only in writing executed by the party against whom enforcement of the modification is sought.

                  11.3 PRIOR UNDERSTANDINGS. This Agreement, the Promissory Note, the Pledge Agreement, and all documents specifically referred to and executed in connection with this Agreement: (a) contain the entire and final

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agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

                  11.4 INTERPRETATION; COUNTERPARTS AND EXHIBITS. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. All exhibits attached to and referenced in this Agreement are incorporated into this Agreement. Wherever the context of this Agreement requires, all words used in the singular shall be construed to have been used in the plural, and vice versa, and the use of any gender specific pronoun shall include any other appropriate gender. The term "person" shall refer to any individual, corporation or legal entity having standing to bring an action in its own name under applicable state law. Each party hereby waives any benefit under any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party drafting it. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.

                  11.5 PARTIAL INVALIDITY. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.

                  11.6 SUCCESSORS-IN-INTEREST AND ASSIGNS. This Agreement is binding upon and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement. Seller acknowledges that Purchaser may assign in whole or in part, its purchase rights hereunder to an Affiliate, but no other person without the prior written consent of the Seller. As used herein, Affiliate means a person or entity controlling, controlled by or under common control with another person or entity.

                  11.7 NOTICES. Each notice and other communication required or permitted to be given under this Agreement ("Notice") must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below their signatures at the foot of this Agreement, or (c) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider.

                  11.8 WAIVER. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this

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Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

                  11.9 ATTORNEY'S FEES. The prevailing party(ies) in any litigation, arbitration, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and
(b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and attorney's fees.

                  11.10 FURTHER ACTS. Following the Closing, each party agrees to perform such further acts and execute, acknowledge and deliver such further instruments as may be reasonably requested by any other party to further document or effectuate the transactions contemplated by this Agreement.

                                   SELLER:

                                   SVI SOLUTIONS, INC.,
                                   a Delaware corporation

                                   By:________________________________________
                                      Barry Schechter, Chief Executive Officer

                                   Address:
                                   5607 Palmer Way
                                   Carlsbad, California 92008


                                   PURCHASER:

                                   ___________________________________________
                                   Arthur S. Klitotsky

                                   Address:
                                   ___________________________________________
                                   ___________________________________________

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                                    EXHIBIT A

                                 PROMISSORY NOTE

                             SECURED PROMISSORY NOTE

$180,000                      San Diego, California               April 1, 2003


         Arthur S. Klitofsky (the "Maker"), promises to pay to SVI Solutions, Inc., a Delaware corporation, or order (the "Holder"), at 5607 Palmer Way, Carlsbad, California, or such other place as holder may designate, the principal sum of One Hundred Eighty Thousand Dollars ($180,000), with interest from April 1, 2005 on the unpaid principal balance at a fixed rate of five percent (5.00%) simple interest per annum, payable as more fully set forth below:

         1. PAYMENTS. Principal payments shall be due and payable in quarterly installments (the "Installment Payments") on each July 1, October 1, January 1, and April 1, during a five year period commencing on July 1, 2003 as follows:
(a) the first eight Installment Payments shall each consist of a principal payment of $$9,000, with no interest accruing on the unpaid principal balance during the period April 1, 2003 through April 1, 2005; and (b) all Installment Payments after April 1, 2005 shall each consist of a principal payment of $9,000, plus interest on the unpaid principal balance, until the Note is paid in full.

         2. MANNER OF PAYMENTS. All payments by Maker under this Note shall be
(a) made in lawful money of the United States of America without set off, deduction or counterclaim of any kind whatsoever, (b) credited first to amounts for Holder's costs of enforcing this Note, if any, second to any accrued interest under this Note, and finally to the principal balance under this Note, and (c) deemed paid by Maker upon their actual receipt by Holder. Interest for any period less than one year shall be calculated on the basis of 1/365th of one year's interest multiplied by the number of days during such period.

         3. LATE CHARGES. If Maker timely fails to make any required payment due hereunder, a late charge of six (1%) percent after thirty (30) days of the overdue payment may be charged by the holder hereof, unless applicable law requires a lesser charge, in which event the lower rate may be charged by the holder hereof.

         4. SECURITY. This Note is secured by a Pledge Agreement of even date herewith providing for Maker's pledge of shares of stock of SVI Training Products, Inc..

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         5. ACCELERATION. All unpaid principal and accrued interest under this
Note shall, at Holder's election, be immediately due and payable upon the occurrence of any of the following events, any of which shall constitute a default ("Event of Default") under this Note:

                  a) If any amount due under this Note is not received by Holder within thirty (30) days following its due date.

                  b) The making by Maker of any general arrangement or assignment for the benefit of creditors; Maker's becoming bankrupt, insolvent or a "debtor" as defined in 11 U.S.C. Section 101, or any successor statute (unless, in the case of a petition filed against Maker, such petition is dismissed within sixty (60) days after its original filing); the institution of proceedings under the bankruptcy or similar laws in which Maker is the debtor or bankrupt; the appointing of a trustee or receiver to take possession of substantially all of Maker's assets (unless possession is restored to Maker within thirty (30) days after such taking); the attachment, execution or judicial seizure of substantially all of Maker's assets (unless such attachment, execution or judicial seizure is discharged within thirty (30) days after such attachment, execution or judicial seizure).

         6. PREPAYMENT. This Note may be prepaid in whole or in part at any time.

         7. GOVERNING LAW. This Note is governed by and construed in accordance with the laws of the State of California, irrespective of California's choice-of-law principles.

         8. FURTHER ASSURANCES. Each party to this Note shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Note.

         9. VENUE AND JURISDICTION. All actions and proceedings arising in connection with this Note must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Note for the purpose of adjudicating all matters arising out of or related to this Note. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in the Security Agreement.

         10. TIME OF ESSENCE. Time and strict and punctual performance are of the essence with respect to each provision of this Note.

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         11. ATTORNEY'S FEES. Should an attorney be employed to enforce, interpret or procure payment hereof by suit or otherwise, the undersigned agrees to pay a reasonable sum as attorney's fees and court costs and other expenses incurred by holder in connection therewith.

         12. WAIVER; NO OFFSET. Maker and endorsers of this Note hereby waive diligence, demand, presentment, protest, and notice. Maker shall not have any rights to set off against amounts due hereunder or otherwise due to the holder hereof any amount due or claimed to be due Maker.

         13. BINDING EFFECT. This Note shall be binding upon and inure to the benefit of the Maker and the Corporation. The obligations under this Note may not be assigned or delegated by Maker.

         14. SEVERABILITY. If any provision of this Note is declared void by a judicial or quasi judicial tribunal, such provision shall be deemed severed from this Note, which shall otherwise remain in full force and effect.



                                        MAKER:

                                        ______________________________________
                                        Arthur S. Klitofsky

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                                    EXHIBIT B

                                PLEDGE AGREEMENT



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